EXECUTION VERSION

FIRST AMENDMENT
TO THE
AON PLC GLOBAL SHARE PURCHASE PLAN

This First Amendment (the “Amendment”) to the Aon plc Global Share Purchase Plan, as amended and restated effective July 1, 2013 (the “Plan”), is adopted by Aon plc, a public limited company incorporated under English law (the “Company”), to be effective as set forth below.
RECITALS
WHEREAS, Section 9.2 of the Plan allows the Board of Directors of the Company (the “Board”) to amend the Plan; and
WHEREAS, the Board desires to amend the Plan as set forth herein.
NOW, THEREFORE, the Plan is hereby amended, effective as of November 17, 2017, by deleting the first sentence of Section 5.1(b) in its entirety and replacing it with the following:
“The Option Price per share of Stock to be paid by each Participant on each exercise of his or her Option shall be an amount in U.S. dollars determined by the Committee that is not less than the lower of (1) 85% of the fair market of a share of Stock as of the Date of Grant or (2) 85% of the fair market value of a share of Stock as of the Date of Exercise.”
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officers, this ___ day of November, 2017.

AON plc
By:
/s/ ANTHONY R. GOLAND _______________________________
Anthony R. Goland
Executive Vice President and
Chief Human Resources Officer

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